UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported):  December 17, 2008

ZVUE Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32985	98-0430675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

612 Howard Street, Suite 600 San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (415) 495-6470

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On December 17, 2008, ZVUE Corporation (the “Company”) entered into a letter agreement with YA Global Investments, L.P. (“YA Global”), pursuant to which the $522,452 remaining balance of a $638,889 principal installment payment that was due on December 1, 2008 under the senior secured convertible debenture of the Company held by YA Global would be deferred to the maturity date of the debenture and the interest then due would be deferred to the next scheduled installment date.

YA Global, through its ownership of common stock of the Company as well as certain warrants acquired in connection with its purchase of senior secured convertible debentures, may be deemed beneficially to own 9.99% of the Company’s outstanding common stock.

The Company’s previously disclosed standstill agreement with YA Global expired on October 31, 2008.  While the Company intends to seek further revisions to its senior secured convertible debt or extensions of the standstill agreement in order to avoid defaults, the Company currently remains in payment default under such loan, having not made the installment payment that was due on November 3, 2008.  There can be no assurance the Company will be able to make the necessary payments on its debt obligations or succeed in obtaining further modifications or extensions.  There can be no assurance that YA Global will not exercise its default remedies, including accelerating such debt and/or converting some portion thereof into Company common stock at the default conversion price.

Item 8.01 Other Events.

As indicated in the Preliminary Proxy filed by the Company on December 3, 2008, the Company had approximately 7.8 million shares available for issuance as of the date of such filing.  As part of the agreement between the Company and YA Global noted under Item 1.0, on December 11, 2008, the Company issued 4,410,492 shares of its common stock to YA Global in payment of $116,437 out of the $638,889 principal installment payment that was due on December 1, 2008.

The Company made only a partial payment of the principal installment that was due December 1, 2008, because the Company did not have sufficient authorized shares to make the entire requisite principal payment in shares of common stock at the then-applicable conversion price under the convertible debenture of $0.0264 per share.  The Company plans to create additional authorized but unissued shares immediately following its annual stockholders’ meeting that is scheduled for December 31, 2008, at which the Company’s stockholders will consider an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 75,000,000 to 200,000,000, as well as several proposals to amend the Company’s Certificate of Incorporation to effect one of seven different reverse stock splits.  However, there can be no assurance that any of these proposals will be approved by the Company’s stockholders.

Until the Company is able to increase its authorized common stock and/or effect a reverse stock split the Company will not be able to make any future required installment payments on its senior secured convertible debentures or its junior secured convertible debentures in shares of Company common stock.  As of January 2, 2009, the Company will be obligated to pay an aggregate of approximately $1.5 million in such installment payments for principal and accrued interest.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit No.	Description

99.1	Letter Agreement between YA Global Investments, L.P. agreed to by the Company on December 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZVUE Corporation

Date: December 22, 2008	By:	/s/ Ulysses Curry
	Name:	Ulysses Curry
	Title:	Chairman and Interim Chief Executive Officer